[LETTERHEAD OF THOMAS W. KLASH, CERTIFIED PUBLIC ACCOUNTANT]

November 27, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE:  CHINA BIO ENERGY HOLDING GROUP CO., LTD.

I have read the statements that I understand China Bio Energy Holding Group Co., Ltd. (f/k/a International Imaging Systems, Inc.) will include under Item 4 of the Form 8-K report it will file regarding the recent change of its auditors. I agree with such statements made regarding my firm. I have no basis to agree or disagree with other statements made under Item 4.

Yours truly,

/s/ Thomas Klash

Thomas W. Klash